UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

SUPER DIRECTORIES, INC.
(Name of Registrant as Specified In Its Charter)

5337 Route 374
Merrill, NY 12955
(Address of principal executive offices)

Registrant’s telephone number, including area code: (518) 425-0320

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and Rule 0-11(a)(4).
1 ) Title of each class of securities to which transaction applies:
2 ) Aggregate number of securities to which transaction applies:
3 ) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
Total value of shares to be issued: $ .
Fee per Rule 0-11(a)(4): $ .
4 ) Proposed maximum aggregate value of transaction:
Total value of the transaction; $ .
5 ) Total fee paid:

NOTICE OF ACTION BY
WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This Information Statement is being furnished to the stockholders of Super Directories, Inc., a Wyoming corporation (the “Company,” “we” or “us”), to advise them of the corporate actions that have been authorized by written consent of the Company’s stockholders.

Change of Domicile (State of Incorporation)

On July 25, 2010, the Board of Directors authorized, and a majority shareholders approved, a change of domicile and state of incorporation from Delaware to Wyoming. Such change was officially effected on August 12, 2010. Please see Exhibits section below for the documents we are providing to evidence this change.

Amendments to Articles of Incorporation

On August 25, 2010 and November 15, 2010, amendments to the corporation’s Articles of Incorporation were effected, pursuant to Board of Directors resolutions and majority shareholders consents.

The amendment of August 25 re-stated the corporation’s Articles of Incorporation and established a Preferred Class of Stock, with three Series.

The amendment of November 15 added an additional Series of Preferred Stock.

As a result of these amendments, the final capital structure of the corporation is as follows:

Common Stock Class: 49,880,000,000 shares authorized

Preferred Stock Class:
-	Series A: 10,000,000 shares authorized
-	Series B: 90,000,000 shares authorized
-	Series C: 20,000,000 shares authorized
-	Series S: 50,000,000 shares authorized

Please see Exhibits section below for the documents we are providing to evidence these amendments.

Reverse Split

On December 22, 2010, in an action without meeting of the Board of Directors taken pursuant to W.S. 17-16-1020, the Board of Directors of Super Directories, Inc. authorized a reverse split of all of the issued and outstanding shares of the Common Stock of the corporation, at a ratio of 1 new share for 1,000 old shares.

Also on December 22, 2010, the majority shareholders of the corporation consented to the reverse split as authorized by the Board.

In its recitals in approving the reverse split, the Board stated that it wished to avoid any excess inflation or deflation of the price of its shares of Common Stock. In approving the reverse split, the corporation also wished to increase the price per share of its stock (see below for further details on the effect of the reverse split on market price).

The effect of the reverse split was to reduce the number of shares held by each shareholder of Common Stock of the corporation by a factor of 1,000, except that any fractional shares will be rounded up to the next whole number of shares.

Cumulatively, the effect of the reverse was to reduce the total number of shares of Common Stock outstanding from 8,558,879,407 to 8,558,880.

Correspondingly, this reduction in the total number of shares of Common Stock outstanding will increase the number of authorized but unissued shares of Common Stock from 41,321,120,593 to 49,871,441,120, an increase of 8,550,320,527 authorized but unissued shares.

No further shareholder approval would be required to issue these newly unissued shares.

By virtue of this reverse split, there is a potential dilutive effect, because there are now additional authorized but unissued shares. And although the corporation had no plans to issue additional shares at the time it authorized the reverse split, it has since issued 2,894,000,294 shares, which brings the current total number of issued and outstanding shares to 2,902,559,174. This means there has been some dilution to holders of shares of our Common Stock prior to the reverse split.

For example, if a person held 10,000,000 shares of our Common Stock prior to the reverse, they would have held 0.117% of all the shares of Common Stock prior to the reverse, and the same percentage immediately after the reverse, but only 0.000003% after the additional shares were issued over the past year. This represents a dilution of over 99%.

The corporation has no plans or understandings that would result in the issuance of additional shares at this time or in the near future.

The increase in the number of authorized but unissued shares could, however, have had, and may continue to have, an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the corporation more difficult. For example, additional shares could be issued by the corporation so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the corporation. However, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the corporation, and the reverse split was not commenced with the intent that it be utilized as a type of anti-takeover device.

The record date of the reverse split was effected on January 11, 2011.

Pursuant to market practice, the price per share of the corporation’s Common Stock, as traded under the OTC symbol SDIR, increased by a factor of 1,000 automatically upon the effective date of the reverse split, so that the net value of each share did not immediately change as a result of the reverse split.

The corporation has never declared, paid, or been in arrears in paying, a dividend on any of its classes or series of stock, and does not anticipate doing so in the foreseeable future, nor has it declared, paid or been in default in paying, any principal or interest on any class or series of stock.

The following is a table showing each class or series of voting securities entitled to have consented to the reverse split, as well as the number of shares outstanding for each class or series and the number of votes to which each class or series was entitled.

Name of Class or Series	Shares Outstanding	No. of Votes Entitled

Common Stock	8,558,879,407	8,558,879,407

Preferred Stock, Series A	1	34,284,237,628

Preferred Stock, Series B	12,180,000	121,800,000

Preferred Stock, Series C	0	0

Preferred Stock, Series S	0	0

	Total	42,964,917,035

The following persons have been a director and/or officer of the corporation, or associate of such officer or director, since October 1, 2009, which is the beginning of the corporation’s last fiscal year before the reverse split:

Interest in
Name	Office Held	Super Directories

Luke LaLonde	sole officer and director	1 share Preferred Series A, 8 billion shares Common (as of December 22, 2010)

Shareholders’ Appraisal and Dissenters’ Rights

The shareholder appraisal and dissenter’s rights provisions of 17-16-1300 et seq. of the Wyoming Statutes are not applicable to the matters disclosed in this Information Statement. Accordingly, there are no stockholder dissenters’ or appraisal rights in connection with any of the matters discussed in this Information Statement.

Procedure for Exchange of Stock Certificates

As this reverse split occurred on January 11, 2011, the administrative work for this exchange has been completed. Beginning as of the Effective Date of January 11, 2011, each certificate representing pre-reverse split shares was deemed for all corporate purposes to evidence ownership of post-reverse split shares.

The corporation’s transfer agent, Action Stock Transfer of Salt Lake City, Utah, has and will continue to act as exchange agent for purposes of implementing the exchange of stock certificates.

Holders of pre-reverse split shares held in physical certificate form, and not placed on account with a stockbroker, if not done already, may surrender to the corporation certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares following the Effective Date.

No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder’s outstanding certificate(s) to the corporation’s transfer agent, Action Stock Transfer, 2469 E. Fort Union Blvd, Ste 214, Salt Lake City, UT 84121, (801) 274-1088, www.actionstocktransfer.com.

Shares of the corporation’s Common Stock which are held and on account with a stockbroker as of the Record Date, were, to the best of our knowledge, exchanged for post-reverse split shares automatically, with no action required from the holder.

Federal Income Tax Considerations

Neither the Company nor its stockholders should have recognized any gain or loss for federal income tax purposes as a result of the reverse stock split. This conclusion is based on the provisions of the Internal Revenue Code of 1986 (the “Code”), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. Accordingly, you should consult with your tax advisor.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

You are urged to consult your tax adviser as to the particular tax consequences to you of the reverse stock split, including the applicability of any state, local, or foreign tax laws, changes in applicable tax laws, and any pending or proposed legislation.

Exhibits

•	Board Resolution for Domicile (State of Incorporation) Change	Ex 99.1

•	Majority Shareholders Consent for Domicile (State of Incorporation) Change	Ex 99.2

•	Restated and Amended Articles, filed August 25, 2011	Ex 99.3

•	Amendment to Articles, filed November 15, 2011	Ex 99.4

•	Board Resolution for Reverse Split	Ex 99.5

•	Majority Shareholders Consent for Reverse Split	Ex 99.6

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 5337 Route 374, Merrill, NY 12955, (518) 425-0320

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Luke LaLonde
Luke LaLonde
President, Chief Executive Officer and sole Director